UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 5, 2018

ROAN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51719	83-1984112
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14701 Hertz Quail Springs Pkwy

Oklahoma City, OK 73134

(Address of principal executive offices)

(Zip Code)

(405) 896-8050

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Stockholders’ Agreement by and between Roan Resources, Inc. (the “Company”), the Existing LINN Owners (as defined therein), Roan Holdings, LLC (“Roan Holdings”) and the other parties listed on the signatures pages thereto, Roan Holdings is entitled to designate nominees to the Board of Directors of the Company (the “Board”). On October 30, 2018, Roan Holdings informed the Board of its decision to designate Joseph A. Mills as an independent director to the Board, effective as of November 5, 2018.

On November 5, 2018, the Board appointed Mr. Mills to the Board as a director, to serve until the Company’s 2019 annual meeting of stockholders or until his earlier death, resignation, disqualification or removal. On November 5, 2018, Mr. Mills was also appointed to serve on the audit committee of the Board, in replacement of Paul Loyd, Jr., and the nominating and governance committee. There are no family relationships or transactions between the Company and Mr. Mills that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Mills, 57, currently serves as the President and Chief Executive Officer of Samson Resources II, LLC, a privately held exploration and production company with assets located in the Powder River Basin and Green River Basin of Wyoming, a position he has held since February 2017. Prior to joining Samson Resources II, LLC, Mr. Mills served as a director of CUI Global, Inc. (NASDAQ: CUI) from August 2015 to October 2016 and served as Chairman and Chief Executive Officer of Eagle Rock Energy G&P, LLC, the general partner of the general partner of Eagle Rock Energy Partners, L.P. (NASDAQ: EROC), from May 2007 until it merged with Vanguard Natural Resources, LP (NASDAQ: VNR) in October 2015. Mr. Mills also served as Chief Executive Officer and as a manager of Montierra Management LLC (“Montierra”), which is the general partner of Montierra Minerals & Production, LP, from 2006 to October 2016. From 2003 to 2006, Mr. Mills was the Senior Vice President of Operations for Black Stone Minerals Company, LP, a privately held company. From 2001 to 2003, Mr. Mills was a Senior Vice President of El Paso Production Company, and from 1999 to 2001, Mr. Mills was a Vice President of El Paso Production Company, a wholly owned subsidiary of El Paso Corporation. Prior to joining El Paso, Mr. Mills held various executive and senior-level management positions with Sonat Exploration Company, a wholly owned subsidiary of Sonat, Inc. Mr. Mills holds a Bachelor of Business Administration degree in Petroleum Land Management from the University of Texas, Austin and a Master of Business Administration degree in Finance from the University of Houston. The Board believes that Mr. Mills’ background in the energy industry and experience serving on the board of directors of other energy companies bring valuable leadership and insight to the Board and the Company.

As a non-employee director, Mr. Mills will receive an annual base retainer of $80,000 and supplemental annual retainers of $10,000 for service on each of the audit committee and nominating and governance committee, in each case, paid in quarterly installments in arrears. Additionally, Mr. Mills will receive a restricted stock unit award under the Roan Resources, Inc. Amended and Restated Management Incentive Plan with a grant date value of approximately $100,000, which award will be scheduled to vest one year following the date of grant.

In connection with his appointment, the Company and Mr. Mills entered into an indemnification agreement which requires the Company to indemnify him to the fullest extent permitted under Delaware law against liability that may arise by reason of his service as a director, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified. The foregoing description of the indemnification agreement is not complete and is qualified in its entirety by reference to the full text of the indemnification agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 8.01	Other Items.

On November 6, 2018, the Company issued a press release announcing the appointment of Mr. Mills to the Board and announcing that it is authorized to list its Class A common stock on the New York Stock Exchange. The share are expected to begin trading on the NYSE under the ticker symbol “ROAN” on November 9, 2018. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1†	Indemnification Agreement, dated as of November 5, 2018, by and between the Company and Joseph A. Mills.

99.1	Press Release, dated November 6, 2018

†	Compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROAN RESOURCES, INC.

By:	/s/ David Treadwell
Name:	David Treadwell
Title:	General Counsel and Corporate Secretary

Dated: November 6, 2018

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